QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 13, 2017

Registration No. 333-215179

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jagged Peak Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	81-3943703 (IRS Employer Identification Number)

1125 17th Street, Suite 2400
Denver, Colorado 80202
(720) 215-3700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert W. Howard
Executive Vice President, Chief Financial Officer
1125 17th Street, Suite 2400
Denver, Colorado 80202
(720) 215-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas E. McWilliams Julian J. Seiguer Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	G. Michael O'Leary George Vlahakos Andrews Kurth Kenyon LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of 'large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-215179) is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 does not include a copy of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

  •
  for any breach of the director's duty of loyalty to our company or our stockholders;

  •
  for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

        In addition, we intend to enter into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

        We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        In connection with our incorporation on September 20, 2016, we issued 1,000 shares of $0.01 par value common stock to Jagged Peak Energy LLC for an aggregate purchase price of $10. The issuance of such shares of common stock did not involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that such issuance was exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

        Further, pursuant to the terms of certain reorganization transactions that will be completed prior to the closing of this offering, as described in further detail under "Corporate Reorganization", we will indirectly acquire all of the membership interests in our predecessor in exchange for the issuance of all of our issued and outstanding shares of common stock (prior to the issuance of shares of common stock in this offering) to the Existing Owners. The issuance of such shares of common stock will not involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 13, 2017.

JAGGED PEAK ENERGY INC.
By:	/s/ JOSEPH N. JAGGERS
	Name:	Joseph N. Jaggers
	Title:	Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 13, 2017.

Signature		Title

/s/ JOSEPH N. JAGGERS Joseph N. Jaggers		Chairman, Chief Executive Officer and President (Principal Executive Officer)
* Robert W. Howard		Executive Vice President, Chief Financial Officer (Principal Financial Officer)
* Shonn D. Stahlecker		Controller
* Charles D. Davidson		Director
* S. Wil VanLoh, Jr.		Director
* Blake A. Webster		Director
*By:	/s/ JOSEPH N. JAGGERS Joseph N. Jaggers Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement

**2.1	††	Form of Master Reorganization Agreement

**3.1		Form of Amended and Restated Certificate of Incorporation of Jagged Peak Energy Inc.

**3.2		Form of Amended and Restated Bylaws of Jagged Peak Energy Inc.

**4.1		Form of Common Stock Certificate

**4.2		Form of Registration Rights Agreement

4.3		Form of Stockholders' Agreement

**5.1		Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

**10.1		Credit Agreement, dated June 19, 2015, among Jagged Peak Energy LLC, as borrower, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

**10.2		Amendment No. 1 and Agreement, dated April 26, 2016, among Jagged Peak Energy LLC, as borrower, the guarantors party thereto, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

**10.3		Amendment No. 2 and Agreement, dated June 29, 2016, among Jagged Peak Energy LLC, as borrower, the guarantors party thereto, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

**10.4		Amendment No. 3 and Agreement, dated September 30, 2016, among Jagged Peak Energy LLC, as borrower, the guarantors party thereto, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

**10.5		Amendment No. 4 and Waiver, dated December 28, 2016, among Jagged Peak Energy LLC, as borrower, the guarantors party thereto, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

*10.6		Form of Amended and Restated Credit Agreement, among Jagged Peak Energy LLC, as borrower, the guarantors party thereto, Wells Fargo Bank National Association, as administrative agent and issuing lender, and the other lenders party thereto

**10.7	†	Form of Jagged Peak Energy Inc. 2017 Long-Term Incentive Plan

**10.8	†	Form of Indemnification Agreement between Jagged Peak Energy Inc. and each of the directors and officers thereof

10.9	†	Form of Amended and Restated Limited Liability Company Agreement of JPE Management Holdings LLC

**10.10	†	Executive Employment Agreement, dated April 1, 2013, between Jagged Peak Energy Management LLC and Joseph. N. Jaggers

**10.11	†	Executive Employment Agreement, dated April 3, 2013, between Jagged Peak Energy Management LLC and Gregory S. Hinds

**21.1		List of subsidiaries of Jagged Peak Energy Inc.

**23.1		Consent of KPMG LLP

Exhibit Number	Description
**23.2	Consent of KPMG LLP

**23.3	Consent of Ryder Scott Company, LP

**23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

**24.1	Power of Attorney (included on the signature page of the original filing)

**99.1	Ryder Scott Company, LP, Summary of Reserves at December 31, 2014

**99.2	Ryder Scott Company, LP, Summary of Reserves at December 31, 2015

**99.3	Ryder Scott Company, LP, Summary of Reserves at November 30, 2016

**99.4	Consent of Roger L. Jarvis, as Director Nominee

**99.5	Consent of James J. Kleckner, as Director Nominee

**99.6	Consent of Michael C. Linn, as Director Nominee

**99.7	Consent of John R. Sult, as Director Nominee

**99.8	Consent of Dheeraj Verma, as Director Nominee

*
To be filed by amendment.

**
Previously filed.

†
Compensatory plan or arrangement.

††
Schedules and similar attachments to the Form of Master Reorganization Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the SEC upon request.

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX